Exhibit 12.1

                           WALDEN RESIDENTIAL PROPERTIES, INC.
                                 and Walden Predecessors
              Computation of Ratio of Earnings to Combined Fixed Charges
                               and Preferred Distributions
                                 (Dollars in thousands)

                                                            The Company                                  Walden Predecessors
                                         ----------------------------------------------------  -------------------------------------
                                                                                 February 9,   January 1,
                                          Six Months    Year Ended   Year Ended     1994 to      1994 to    Year Ended   Year Ended
                                             Ended     December 31, December 31, December 31,  February 8, December 31, December 31,
                                         June 30, 1997     1996         1995         1994         1994         1993         1992
                                         ------------- ------------ ------------ ------------  ----------- ------------ ------------
Income before extraordinary item. . .       $12,420      $19,122      $10,685      $ 5,356       $   (45)    $(4,795)     $(5,209)
Add:
  Interest on indebtedness. . . . . .        10,121       20,573       17,111        6,288         1,075      11,456       11,751
  Amortization and financing costs. .           411          916          900          371            20       1,417          418
                                            -------      -------      -------      -------       -------     -------      -------
     Earnings . . . . . . . . . . . .       $22,952      $40,611      $28,696      $12,015       $ 1,050     $ 8,078      $ 6,960
                                            =======      =======      =======      =======       =======     =======      =======
Fixed charges and preferred
  distributions:
  Interest on indebtedness. . . . . .       $10,121      $20,573      $17,111      $ 6,288       $ 1,075     $11,456      $11,751
  Amortization and financing costs. .           411          916          900          371            20       1,417          418
                                            -------      -------      -------      -------       -------     -------      -------
     Fixed charges. . . . . . . . . .        10,532       21,489       18,011        6,659         1,095      12,873       12,169
  Add:
     Preferred distributions (1). . .         7,419        4,092          922          --            --          --           --
       Combined fixed charges and           -------      -------      -------      -------       -------     -------      -------
         preferred distributions. . .       $17,951      $25,581      $18,933      $ 6,659       $ 1,095     $12,873      $12,169
                                            =======      =======      =======      =======       =======     =======      =======
Earnings coverage deficiency. . . . .         N/A          N/A          N/A          N/A         $    45     $ 4,795      $ 5,209
                                            =======      =======      =======      =======       =======     =======      =======
Ratio of earnings to fixed charges. .         2.18x        1.89x        1.59x        1.80x         0.96x       0.63x        0.57x

Ratio of earnings to fixed charges and
  preferred distributions . . . . . .         1.28x        1.59x        1.52x        1.80x         0.96x       0.63x        0.57x


(1) Includes distributions on convertible equity securities and preferred stock.